Exhibit 99.1

Imara Reports Third Quarter 2020 Financial Results and Business Highlights

Patient Dosing Underway in Phase 2b clinical trials of IMR-687 in sickle cell disease and beta-thalassemia

IMR-687 granted Orphan Drug designation

from European Commission for sickle cell disease

Company to host conference call and live webcast today at 8:30 a.m. ET

BOSTON, Nov. 5, 2020 – Imara Inc. (Nasdaq: IMRA), a clinical-stage biopharmaceutical company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin, today reported financial results for the third quarter ended September 30, 2020 and reviewed recent business highlights.

“We continue to advance IMR-687 across multiple indications and as part of global, multi-center clinical trials, despite COVID-19,” said Rahul Ballal, Ph.D., President and Chief Executive Officer of Imara. “We have initiated patient dosing in our Phase 2b clinical trials of IMR-687 in both sickle cell disease and beta-thalassemia and have activated sites around the world.  In addition, we also continued to make progress on the regulatory front as we were granted Orphan Drug designation by the European Commission for the treatment of patients with sickle cell disease.”

Dr. Ballal continued, “We have also made important progress on our Phase 2a open label extension clinical trial in adult patients with sickle cell disease. In August 2020, we reported initial data from the first two patients in this clinical trial who had received at least six-months of treatment. The data indicated potential benefits of IMR-687 with respect to reported vaso-occlusive crises trends, healthcare facility use and associated biomarkers. We plan to report additional data from these two patients at the annual American Society of Hematology 2020 virtual meeting in December 2020. Importantly, enrollment in the open label extension clinical trial has increased to 23 patients and we expect to report additional data during the first quarter of 2021 on approximately 10 to 15 patients from the OLE clinical trial.”

Recent Corporate Highlights and Updates

•

Patient Dosing Underway in Phase 2b Clinical Trials: Imara dosed the first patients in both its Ardent Phase 2b sickle cell disease (SCD) clinical trial and its Forte Phase 2b beta-thalassemia clinical trial. Imara plans to report formal interim analyses from the Ardent and Forte Phase 2b clinical trials when 33 and 30 patients, respectively, have completed 24 weeks of treatment. Due to COVID-19 related recruitment delays, the company expects to report interim data from the Ardent and Forte Phase 2b clinical trials in the second half of 2021 rather than the first half of 2021 as originally planned.

•

Completed Dosing in Phase 2a Clinical Trial: Imara completed dosing patients in the Phase 2a clinical trial in patients with SCD during the third quarter of 2020 and plans to report top-line data from this trial late in the fourth quarter of 2020. Imara also expects to report additional data from two patients in its ongoing Phase 2a open label extension (OLE) clinical trial in adult patients with SCD at the annual American Society of Hematology (ASH) 2020 virtual meeting in December 2020 as well as data from approximately 10 to 15 patients in the OLE clinical trial in the first quarter of 2021.

•

IMR-687 Granted Regulatory Designation: The European Commission granted IMR-687 Orphan Disease designation for the treatment of SCD. IMR-687 has previously been granted Orphan Drug, Fast Track and Rare Pediatric Disease designations from the U.S. Food and Drug Administration (FDA) for the treatment of patients with SCD.

•

Expanded Pipeline: Exploratory research indicating potential cardioprotective effects of IMR-687 in SCD and heart failure were presented at the 15th Annual Sickle Cell and Thalassemia Conference held virtually October 26-31, 2020. These results, which include analysis of a sub-set of SCD patients from the Phase 2a clinical trial, demonstrate that IMR-687 in combination with HU reduced N-terminal (NT)-pro hormone B-type natriuretic peptide (NT-proBNP), a biomarker used to measure cardiovascular risk. NT-proBNP is being measured as an exploratory endpoint in both the Ardent and Forte Phase-2b clinical trials.  In addition, preclinical data in heart failure with preserved ejection fraction (HFpEF), also referred to as diastolic heart failure, were also presented, showing potential benefits of IMR-687 across several relevant cardiac biomarkers.

Third Quarter 2020 Financial Results

•	Cash Position: Cash, cash equivalents and investments were $96.1 million as of September 30, 2020, as compared to cash, cash equivalents and investments of $28.9 million as of December 31, 2019.

•

Research and Development Expenses: Research and development expenses were $9.5 million for the third quarter of 2020, as compared to $5.1 million for the third quarter of 2019. The increase of $4.4 million was primarily related to the development and manufacturing of clinical materials, clinical research and oversight of the Company’s clinical trials and investigative fees related to the development of IMR-687, as well as increased personnel-related and other research and development operational costs.

•

General and Administrative Expenses: General and administrative expenses were $3.0 million for the third quarter of 2020, as compared to $1.7 million for the third quarter of 2019. The increase of $1.2 million was primarily due to increased personnel-related and other general and administrative operational costs as a result of operating as a public company.

•

Net Loss Attributable to Common Stockholders: Net loss attributable to common stockholders was $12.4 million, or $0.72 per share, for the third quarter of 2020, as compared to a net loss of $6.6 million, or $9.43 per share, for the third quarter of 2019.

Financial Guidance

The Company currently expects that its full-year 2020 research and development expenses will range between $32 million and $37 million rather than the $35 million to $40 million originally estimated and that its full-year 2020 general and administrative expenses will range between $9 million and $10 million. The Company expects that its cash, cash equivalents and investments as of September 30, 2020, will be sufficient to enable it to fund its planned operations into mid-2022.

Conference Call and Webcast Information

Imara will host a conference call and live webcast today at 8:30 a.m. ET to discuss its third quarter 2020 financial results and other business updates.

The live webcast will be available under "Events and Presentations" in the Investors section of the Company's website at imaratx.com. The conference call can be accessed by dialing 1 (833) 519-1307 (U.S. domestic) or +1 (914) 800-3873 (international) and referring to conference ID 7573255. A replay of the webcast will be archived on the Imara website following the presentation.

About Imara

Imara Inc. is a clinical-stage biotechnology company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin. Imara is currently advancing IMR-687, a highly selective, potent small molecule inhibitor of PDE9 that is an oral, once-a-day, potentially disease-modifying treatment for sickle cell disease and beta-thalassemia. IMR-687 is being designed to have a multimodal mechanism of action that acts on red blood cells, white blood cells, adhesion mediators and other cell types. For more information, please visit www.imaratx.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements made by Dr. Ballal in this press release and statements relating to (i) the timing for reporting and the quality of data from the Phase 2a and OLE clinical trials evaluating IMR-687 in patients with sickle cell disease, (ii) the design and timing of the Company’s Phase 2b clinical trials in patients with sickle cell disease and beta-thalassemia, (iii) the Company’s development plans and preclinical studies of IMR-687 in heart failure with preserved ejection fraction; (iv) the Company’s beliefs regarding the strength of its preclinical and clinical data, the therapeutic potential of IMR-687 and advancement of its clinical program, and (v) financial guidance regarding the Company’s projected operating expenses and sufficiency of the Company’s capital resources to fund its operations into mid-2022. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the impact of extraordinary external events, such as the risks and uncertainties resulting from the impact of the COVID-19 pandemic on the Company’s business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities and ability to conduct and readout data from its ongoing Phase 2a clinical trial of IMR-687 in sickle cell disease and its ability to enroll, dose and readout data from its open label extension clinical trial of IMR-687 in sickle cell disease and its Phase 2b clinical trials of IMR-687 in sickle cell disease and beta-thalassemia; the Company’s ability to advance the development of IMR-687 under the timelines it projects in current and future clinical trials, demonstrate in any current and future clinical trials the requisite safety and efficacy of IMR-687, replicate scientific and non-clinical data in clinical trials, obtain and maintain necessary regulatory approvals, obtain, maintain and enforce necessary patent and other intellectual property protection, identify, enter into and maintain collaboration agreements with third parties, manage competition, manage expenses, raise the substantial additional capital needed to achieve its business objectives, attract and retain qualified personnel, and successfully execute on its business strategies; and other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission and in other filings that the Company makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Gina Nugent

Ten Bridge Communications

617-460-3579

gina@tenbridgecommunications.com

Investor Contact:

Michael Gray

617-835-4061

mgray@imaratx.com

IMARA INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)
(Unaudited)

	September 30, 2020	December 31, 2019
Cash, cash equivalents and investments	$96,089	$28,907
Working capital(1)	94,401	26,426
Total assets	100,175	33,298
Total liabilities	5,477	4,382
Convertible preferred stock	—	77,764
Accumulated deficit	(84,595)	(54,753)
Total stockholders’ equity (deficit)	94,698	(48,848)

(1)	Working capital is defined as current assets less current liabilities.

IMARA INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$9,533	$5,141	$23,195	$13,067
General and administrative	2,961	1,741	6,953	3,566
Total operating expenses	12,494	6,882	30,148	16,633
Loss from operations	(12,494)	(6,882)	(30,148)	(16,633)
Total other income:
Interest income	126	254	368	414
Other income (expense)	(55)	6	(62)	6
Total other income (net)	71	260	306	420
Net loss	$(12,423)	$(6,622)	$(29,842)	$(16,213)
Accretion of Series B convertible preferred stock	—	—	(7,858)	—
Net loss attributable to common stockholders—basic and diluted	$(12,423)	$(6,622)	$(37,700)	$(16,213)
Weighted-average common shares outstanding—basic and diluted	17,349,813	702,510	12,696,368	702,510
Net loss per share attributable to common stockholders—basic and diluted	$(0.72)	$(9.43)	$(2.97)	$(23.08)